Exhibit 10.3

June 3, 2020

Mr. Daniel Hanbridge

[Redacted]

Dear Dan,

Reference is made to the amended employment terms letter signed by you and Sequential Brands Group, Inc. (the “Company”), dated as of January 6, 2020 (the “Amended Terms”). Capitalized terms used in this letter and not otherwise defined herein shall have the meaning set forth in the Amended Terms.

This letter amends the Amended Terms as follows:

1.	Effective June 1, 2020 through December 31, 2020 (the “Reduction Period”), your Annual Base Salary will be reduced from $20,833.33 per month to $14,583.33 per month, representing a thirty percent (30%) reduction of the Annual Base Salary due to you during the Reduction Period (the “Reduced Salary”). The Reduced Salary shall be paid in accordance with the Company’s payroll practices and policies then in effect during the Reduction Period. You and the Company acknowledge and agree that the Reduced Salary during the Reduction Period represents a reduction of the Annual Base Salary in a total amount of $43,750 (such amount or such lesser amount if you do not remain employed with the Company through December 31, 2020, the “Difference”). Upon the expiration of the Reduction Period (i.e., commencing January 1, 2021), in the event you are still employed by the Company, your Annual Base Salary will return to $250,000 per year. In addition, in the event that your employment terminates between June 1, 2020 and December 31, 2021 due to a termination by the Company without cause, you shall be entitled to receive a pro-rata portion of the Difference (calculated from June 1, 2020 through your last day of employment with the Company up to December 31, 2020), subject to you executing the Company’s customary separation and release agreement for employees, with the payment of the Difference to be paid within 21 days of the execution of such separation and release agreement. In the event of a Change of Control (as defined in the Company’s 2013 Stock Incentive Plan, as amended) between June 1, 2020 and December 31, 2020, your Reduced Salary will return to $250,000 per year upon the closing of any such Change of Control.

2.	Notwithstanding the foregoing, (i) the bonus (as referenced in Section 3 of the Amended Terms) for the 2020 fiscal year, and (ii) the severance (as referenced in Section 6 of the Amended Terms), shall be calculated based on your Annual Base Salary for 2020, as if you had been paid your full Annual Base Salary during the Reduction Period.

This letter represents the entire understanding of you and the Company with respect to the amendment of the Amended Terms. Except as specifically amended and/or modified by this letter, the Amended Terms is hereby ratified and confirmed and all other terms of the Amended Terms shall remain in full force and effect, unaltered and unchanged by this letter, including, without limitation, Section 5 of the Agreement titled Employee Status. For the avoidance of doubt, nothing herein shall be construed as to modify your status as an “at-will” employee of the Company.

Please confirm your acceptance and agreement to the foregoing terms by signing below.

Sincerely,

SEQUENTIAL BRANDS GROUP, INC.

/s/ David Conn

David Conn

Chief Executive Officer

Accepted and agreed this 3rd day of June 2020 by:

/s/ Dan Hanbridge

Dan Hanbridge